UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

National Oilwell Varco Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NATIONAL OILWELL VARCO, INC.
10000 Richmond Avenue
Houston, Texas 77042
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 5, 2007

DATE:	Tuesday, June 5, 2007
TIME:	10:00 a.m. (Houston time)
PLACE:	Houston Marriott Westchase
2900 Briarpark Drive
Houston, Texas 77042
The 2007 annual meeting of stockholders of National Oilwell Varco, Inc. will be held at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas on Tuesday, June 5, 2007, at 10:00 a.m. local time, for the following purposes:
1.	To elect three directors to hold office for a three-year term;

2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company for 2007; and

3.	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR 2007.
The Board of Directors has set April 13, 2007 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on April 13, 2007 you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and, during ordinary business hours, at our offices at 10000 Richmond Avenue, Houston, Texas for a period of ten days prior to the Annual Meeting.
You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ Dwight W. Rettig

Dwight W. Rettig
Vice President, General Counsel and Secretary

Houston, Texas
April 25, 2007

NATIONAL OILWELL VARCO, INC.
10000 Richmond Avenue
Houston, Texas 77042
PROXY STATEMENT

ANNUAL MEETING:	Date:	Tuesday, June 5, 2007
	Time:	10:00 a.m. (Houston time)
	Place:	Houston Marriott Westchase
2900 Briarpark Drive
Houston, Texas 77042

AGENDA:	Proposal 1: For the election of three nominees as directors of the Company for a term of three years.

Proposal 2: For the ratification of the appointment of Ernst & Young LLP as independent auditors of the company.

RECORD DATE/WHO CAN VOTE:	All stockholders of record at the close of business on April 13, 2007 are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is National Oilwell Varco common stock. Holders of National Oilwell Varco common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This proxy statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 25, 2007. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the three nominees for director (Proposal 1) and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors.

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of April 13, 2007, there were 177,449,973 shares of National Oilwell Varco common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 88,724,987 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. However, there will be no broker non-votes in connection with this meeting as the nature of the proposals to be considered at the meeting allows brokers discretionary voting in the absence of timely instruction from beneficial owners. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:	The Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact ADP Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:	We have retained InvestorCom, Inc. to solicit proxies from our stockholders at an estimated fee of $4,500, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.
PLEASE VOTE — YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS
PROPOSAL NO. 1 ON THE PROXY CARD
The Board of Directors of National Oilwell Varco is divided into three classes, each class serving a term of three years. Directors whose terms expire this year include: Ben A. Guill, Roger L. Jarvis and Eric L. Mattson.
Ben A. Guill, Roger L. Jarvis and Eric L. Mattson are nominees for directors for a three-year term expiring at the Annual Meeting in 2010, or when their successors are elected and qualified. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Directors whose terms expire in 2008 and 2009 will continue to serve in accordance with their prior election or appointment. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval
Directors are to be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the greatest number of votes will be elected. In accordance with New York Stock Exchange rules, a proposal to elect directors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Votes withheld for any Director will not be counted. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the election of the three nominees listed below.
Information Regarding Nominees for Director for Terms Expiring in 2010:

		Expiration		Year
		Date of		First
		Current		Became
Name	Age	Term	Biography	Director
Ben A. Guill	56	2007	Mr. Guill has served as a Director of the Company since 1999. Until April 2007, he was President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment-banking firm specializing in the oil service industry.	1999

Roger L. Jarvis	53	2007	Mr. Jarvis has been a Director of the Company since February 2002. He has served as President, Chief Executive Officer and Director of Spinnaker Exploration Company, a natural gas and oil exploration and production company, since 1996 and as its Chairman of the Board since 1998, until its acquisition by Norsk Hydro ASA in December 2005. Mr. Jarvis also serves as a director of The Bill Barret Corporation, a company engaged in the acquisition, exploitation and exploration of oil and gas properties in the Rocky Mountains.	2002

		Expiration		Year
		Date of		First
		Current		Became
Name	Age	Term	Biography	Director
Eric L. Mattson	55	2007	Mr. Mattson has been a Director of the Company since March 2005. Mr. Mattson served as a Director of Varco (and its predecessor, Tuboscope Inc.) from January 1994 until its merger with the Company on March 11, 2005. Since November 2003, Mr. Mattson has been Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider, from September 1999 until November 2002. Netrail filed for Chapter 11 Bankruptcy protection in the Northern Georgia district of the United States Bankruptcy Court in July 2001. In November 2002, the Bankruptcy Court approved Netrail’s plan of liquidation and appointed a Trustee to effect the plan. At that time, Mr. Mattson ceased to be the Chief Financial Officer of Netrail. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries.	2005
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR.
Information Regarding Continuing Directors:

		Expiration		Year
		Date of		First
		Current		Became
Name	Age	Term	Biography	Director
Merrill A. Miller, Jr.	56	2009	Mr. Miller has been a Director of the Company since May 2001 and Chairman of the Board since July 22, 2005. He also served as Chairman of the Board from May 2002 through March 11, 2005. He served as the Company’s Chief Operating Officer from November 2000 through March 11, 2005. He has served as President since November 2000 and as Chief Executive Officer since May 2001. He has served in various senior executive positions with National Oilwell since February 1996. Mr. Miller also serves as a director of Chesapeake Energy Corporation, a company engaged in the development, acquisition, production, exploration, and marketing of onshore oil and natural gas properties in the United States.	2001

Greg L. Armstrong	48	2009	Mr. Armstrong has been a Director of the Company since March 2005. Mr. Armstrong served as a Director of Varco from May 20, 2004 until its merger with the Company on March 11, 2005. Since 1998, he has been the Chairman of the Board and Chief Executive Officer of Plains All American GP LLC, the general partner and controlling entity of Plains All American Pipeline, L.P., a publicly traded master limited partnership engaged in the business of marketing, gathering, transporting, terminalling and storing crude oil. Mr. Armstrong is a member of the National Petroleum Council and a member of the Board of BreitBurn Energy Partners.	2005

Robert E. Beauchamp	47	2008	Mr. Beauchamp has been a Director of the Company since August 2002. Since 1988, he has served in various capacities at BMC Software, Inc., a leading provider of enterprise management solutions, most recently as President and Chief Executive Officer and as a director. During his career with BMC, he also served as senior vice president of research & development, vice president of strategic marketing and corporate development, and director of strategic marketing.	2002

		Expiration		Year
		Date of		First
		Current		Became
Name	Age	Term	Biography	Director
David D. Harrison	59	2009	Mr. Harrison has been a Director of the Company since August 2003. He has served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a diversified manufacturer in water technologies and enclosures businesses, since February 2000 until his retirement in February 2007. From September 1999 through February 2000, Mr. Harrison was Executive Vice President and Chief Financial Officer of the Scotts Company, a lawn and garden products company. He was Executive Vice President and Chief Financial Officer and a Director of Coltec Industries, a company in the industrial and aerospace arena from 1996 to 1999. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. From 1972 through 1994, Mr. Harrison held various international and domestic finance positions with a combination of General Electric and Borg-Warner Chemicals.	2003

Jeffery A. Smisek	52	2008	Mr. Smisek has been a Director of the Company since March 2005. Mr. Smisek served as a Director of Varco (and its predecessor, Tuboscope Inc.) from February 1998 until its merger with the Company on March 11, 2005. Since December 30, 2004, Mr. Smisek has served as President and a director of Continental Airlines, Inc. Mr. Smisek previously served Continental Airlines, Inc. as: Executive Vice President from March 2003 until December 2004; and Executive Vice President — Corporate from May 2001 until March 2003.	2005

COMMITTEES AND MEETINGS OF THE BOARD
Committees
The Board of Directors had the following standing committees: Audit, Compensation, and Nominating/Corporate Governance.
Number of Meetings Held in 2006

Board of Directors	5
Audit Committee	6
Compensation Committee	2
Nominating/Corporate Governance Committee	2
Attendance at Meetings
Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a member.
Board Compensation
Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation:
•	For service on the Board of Directors – an annual retainer of $55,000, paid quarterly;

•	For service as chairman of the audit committee of the Board of Directors – an annual retainer of $20,000, paid quarterly;

•	For service as chairman of each of the compensation committee and the nominating/corporate governance committee of the Board of Directors – an annual retainer of $10,000, paid quarterly;

•	For service as a member of the audit committee of the Board of Directors – an annual retainer of $7,500, paid quarterly;

•	For service as a member of each of the compensation committee and the nominating/corporate governance committee of the Board of Directors – an annual retainer of $5,000, paid quarterly; and

•	$1,500 for each Board meeting and each committee meeting attended.
Directors of the Board who are also employees of the Company do not receive any compensation for their service as directors.
Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the National Oilwell Varco Long-Term Incentive Plan.

On February 21, 2006, the Board approved the grant of 8,000 options to each non-employee director under the National Oilwell Varco Long-Term Incentive Plan. The exercise price of the options is $66.58 per share, which was the fair market value of one share of the Company’s common stock on the date of grant. The options have a term of ten years from the date of grant and vest in three equal annual installments beginning on the first anniversary of the date of the grant.
Audit Committee
Messrs. Harrison (Chairman), Armstrong, Guill and Mattson are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange.
The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:
▪	Monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures.

▪	Select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors.

▪	Monitor the independence and performance of the Company’s independent auditors and internal audit function.

▪	Establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors.

▪	Prepare an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

▪	Monitor the Company’s compliance with legal and regulatory requirements.
A copy of the Audit Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.
Audit Committee Financial Expert
The Board of Directors has determined that all members of the Audit Committee meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.
Compensation Committee
Messrs. Smisek (Chairman), Beauchamp and Guill are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable New York Stock Exchange listing standards.
The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

▪	Discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers.

▪	Approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

▪	Administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.
Mr. James Woods, the Chairman of the Compensation Committee during 2006, retired from the Company’s Board of Directors on December 31, 2006.
A copy of the Compensation Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.
Compensation Committee Interlocks and Insider Participation. During 2006, Messrs. Smisek, Beauchamp and Guill served on the Compensation Committee. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.
Nominating/Corporate Governance Committee
Messrs. Beauchamp (Chairman), Jarvis and Smisek are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable New York Stock Exchange listing standards.
The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:
▪	Ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to shareholders and the Company.

▪	Identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of shareholders and candidates to fill vacancies in the Board.

▪	Recommend to the Board annually the directors to be appointed to Board committees.

▪	Monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines.

▪	Monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.
A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

Director Nominees
The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors; reviewing background information relating to candidates for director; and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the committee from candidates recommended by multiple sources, including other directors, management, stockholders, and candidates identified by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of April 13, 2007, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company at the address listed below.
The Board of Directors believes that nominees should reflect the following characteristics:
▪	Have a reputation for integrity, honesty, candor, fairness and discretion.

▪	Be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations.

▪	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise.

▪	Have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.
Any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors if timely written notice in proper form of the intent to make a nomination at the Annual Meeting is received by the Company at National Oilwell Varco, Inc., 10000 Richmond Avenue – 6th Floor, Houston, TX 77042, Attention: Dwight W. Rettig, Secretary. The notice must be received no later than May 5, 2007 – 10 days after the first public notice of the Annual Meeting is first sent to stockholders. To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board of Directors.

AUDIT COMMITTEE REPORT
The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.
The Board of Directors has determined that all of the members of the Audit Committee are independent based on the guidelines set forth by the New York Stock Exchange and SEC rules for the independence of Audit Committee members. The Audit Committee held six (6) meetings in 2006, and at each regularly scheduled quarterly meeting met in executive session with both the internal audit director and the independent audit partner, without management being present.
We have reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to us that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles.
We have discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec. 380), as may be modified or supplemented. SAS 61 requires independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process, specifically the audit committee. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements. In addition, the Audit Committee reviewed with Ernst & Young their judgment as to the quality, not just the acceptability, of the Company’s accounting principles.
We have received from Ernst & Young a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.
Based on the review of the financial statements, the discussion with Ernst & Young regarding SAS 61, Independence Standards Board Standard No. 1, and receipt from them of the required written disclosures, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2006 Annual Report on Form 10-K.

Notwithstanding the foregoing, our charter clarifies that it is not our duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to our oversight in the areas covered by our charter. The independent auditors are responsible for expressing opinions on those financial statements and on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting.
Members of the Audit Committee
David D. Harrison, Committee Chairman
Greg L. Armstrong
Ben A. Guill
Eric L. Mattson

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL NO. 2 ON THE PROXY CARD
Information Regarding our Independent Auditors
The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2007. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.
Vote Required for Approval
The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval by a majority of the votes cast on the meeting. In accordance with New York Stock Exchange rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors.
Audit Fees
The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Chairman of the Audit Committee to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young’s independence and has concluded that their independence is not compromised.
The following table sets forth Ernst & Young LLP’s fees for services rendered during 2005 and 2006. All 2006 services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2006	2005
	(in thousands)
Audit Fees	$4,219	$4,470
Audit Related Fees(1)	381	299
Tax Fees(2)	653	705
All Other Fees	—	—

Total	$5,253	$5,474

(1) Consists primarily of fees for employee benefit plans, due diligence related to acquisition transactions, and accounting consultations.

(2) Consists primarily of fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP.

CORPORATE GOVERNANCE
National Oilwell Varco’s Board of Directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and corporate behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which establish provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-management directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Guidelines. A copy of the Guidelines is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of the Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Dwight W. Rettig, Secretary, National Oilwell Varco, Inc., 10000 Richmond Avenue – 6th Floor, Houston, Texas 77042.
Director Independence
The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this proxy statement. In February 2007, as a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Greg L. Armstrong, Robert E. Beauchamp, Ben A. Guill, David D. Harrison, Roger L. Jarvis, Eric L. Mattson, and Jeffery A. Smisek.
Lead Director
The non-management members of the Board of Directors have appointed Robert E. Beauchamp as Lead Director. The Lead Director is responsible for developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, and for acting as principal liaison between the non-management directors and the chief executive officer on matters dealt with in executive session.
Policies on Business Ethics and Conduct
The Company has a long-standing Business Ethics Policy. In April 2003, the Board adopted the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of ethics applicable to employees of the Company, are available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of these Codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Dwight W. Rettig, Secretary, National Oilwell Varco, Inc., 10000 Richmond Avenue – 6th Floor, Houston, Texas 77042.
Communications with Directors
The Board has provided a process for interested parties to communicate with our non-management directors. Parties wishing to communicate confidentially with our non-management directors may do so by calling 1-800-372-3956. This procedure is described on the Company’s website, www.nov.com, in the Investor Relations/Corporate Governance section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year. A transcript of the call will be delivered to a member of the Audit Committee. Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, National Oilwell Varco, Inc., 10000 Richmond Avenue, Houston, Texas, 77042. All such communications will be forwarded to the Board member or members specified.
Director Attendance at Annual Meetings
The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2006, all members of the Board, except for one member, were in attendance at the annual meeting.
NYSE Corporate Governance Matters
As a listed company with the New York Stock Exchange, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the company of NYSE Corporate Governance listing standards as of the date of the certification. On May 19, 2006, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards. On February 27, 2007, the Company filed its 2006 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS
The following persons are our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other.

Name	Age	Position	Biography
Merrill A. Miller, Jr.	56	President and Chief Executive Officer	Mr. Miller has served as the Company’s President since November 2000, Chief Executive Officer since May 2001 and Chairman of the Board since July 22, 2005. Mr. Miller also served as Chairman of the Board from May 2002 through March 11, 2005. He served as the Company’s Chief Operating Officer from November 2000 through March 11, 2005. He has served in various senior executive positions with the Company since February 1996. Mr. Miller also serves as a director of Chesapeake Energy Corporation, a company engaged in the development, acquisition, production, exploration, and marketing of onshore oil and natural gas properties in the United States.

Robert Blanchard	45	Vice President, Corporate Controller and Chief Accounting Officer	Mr. Blanchard has served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer since May, 2005. Mr. Blanchard served as Controller of Varco from 1999 and as its Vice President from 2002 until its merger with the Company on March 11, 2005.

Kevin Neveu	46	President – Rig Technology	Mr. Neveu has served as President – Rig Technology since March 2005. He served as President of National Oilwell’s Rig Solutions – Western Hemisphere from May 2003 to March 2005 and as President of our Downhole Tools Group from June 2000 to May 2003, and from 1999 to 2000 as Vice President and Managing Director of Downhole Tools.

Mark Reese	48	President – Expendable Products	Mr. Reese has served as President – Expendable Products since January 2004. He served as President of the Company’s Mission Products Group from August 2000 to January 2004. From May 1997 to August 2000 he was Vice President of Operations for the Company’s Distribution Services Group.

Name	Age	Position	Biography
Dwight W. Rettig	46	Vice President, General Counsel and Secretary	Mr. Rettig has served as the Company’s Vice President and General Counsel since February 1999, and from February 1998 to February 1999 as General Counsel of the Company’s Distribution Services Group.

Haynes B. Smith, III	55	President – Services	Mr. Smith has served as President – Services since March 2005. From May 2000 until Varco’s merger with the Company on March 11, 2005, Mr. Smith served as President-Varco Services Group. From July 1996 to May 2000, he was Varco’s Vice President-Western Hemisphere Operations.

Clay C. Williams	44	Senior Vice President and Chief Financial Officer	Mr. Williams has served as the Company’s Senior Vice President and Chief Financial Officer since March 2005. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s Vice President—Corporate Development.

STOCK OWNERSHIP
Security Ownership of Certain Beneficial Owners
Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the stock of the Company at December 31, 2006. The number and percentage of shares beneficially owned is based on 175,571,663 shares outstanding as of December 31, 2006.

	No. of	Percent
5% Owners	Shares	of Class
FMR Corp.(1)	24,623,117	14.03%
82 Devonshire Street
Boston, MA 02109

(1)	Shares owned at December 31, 2006, as reflected in Amendment No. 8 to Schedule 13G filed with the SEC on February 14, 2007. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. (“FMR”), is the beneficial owner of 24,130,715 shares as a result of acting as investment adviser to various investment companies (the “Funds”). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 24,130,715 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B Shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B Shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR, is the beneficial owner of 16,000 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR, through its control of FMTC, each has sole dispositive power over 16,000 shares and sole power to vote or to direct the voting of 16,000 shares owned by the institutional account(s). Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., provides investment advisory services to individuals. As such, FMR Corp.’s beneficial ownership includes 6,615 shares beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 14,000 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR, through its control of PGALLC, each has sole dispositive power over 14,000 shares and sole power to vote or to direct the voting of 14,000 shares owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 195,787 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 195,787 shares and sole power to vote or to direct the voting of 195,787 shares owned by the institutional accounts managed by PGATC. Fidelity International Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies (the “International Funds”) and certain institutional investors. Fidelity International Limited is the beneficial owner of 260,000 shares.

Security Ownership of Management
This table shows the number and percentage of shares of the Company’s stock beneficially owned as of April 13, 2007 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares beneficially owned is based on 177,449,973 shares outstanding as of April 13, 2007. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of April 13, 2007 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
		Outstanding
		Options
	Number of	Exercisable
	Common	Within 60	Percent
Name of Individual	Shares(1)	Days	of Class*
Greg L. Armstrong	1,672	7,666	*
Robert E. Beauchamp	1,350	5,166	*
Robert Blanchard	12,500	10,000	*
Ben A. Guill	11,157	7,666	*
David D. Harrison	3,000	15,166	*
Roger L. Jarvis	369	27,666	*
Eric L. Mattson	8,410	24,391	*
Merrill A. Miller, Jr	206,339	54,666	*
Kevin A. Neveu	11,250	10,000	*
Mark A. Reese	11,250	10,000	*
Dwight W. Rettig	11,250	10,000	*
Jeffery A. Smisek	7,139	10,176	*
Haynes B. Smith	32,337	10,000	*
Clay C. Williams	36,623	62,913	*
All current directors and executive officers as a group (14 persons)	354,646	265,476	*

*	Less than 1 percent.

(1)	Includes shares deemed held by executive officers and directors in the Company’s 401(k) plans and deferred compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS
General Overview
National Oilwell Varco’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans. The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that offer compensation opportunities in the median range of oilfield service companies described below. Data sources reviewed by the Compensation Committee include industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually. The Compensation Committee reviews all elements of executive compensation both separately and in the aggregate.
Components of the executive compensation program for 2006 were base salary, participation in the Company’s annual cash incentive (bonus) plan and the grant of non-qualified stock options (long-term incentives).
Compensation Philosophy
The Company believes it is important for each executive to have a set amount of cash compensation, in the form of base salary, that is not dependent on the performance or results of the Company. The Company recognizes that a certain amount of financial certainty must be provided to its executives as part of their compensation.
While the Company believes a competitive base salary is needed to attract and retain talented executives, the Company’s compensation program also places a strong emphasis on annual and long-term incentives to align the executive’s interests with stockholder value. The annual and long-term incentives are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Executives of the Company have the incentive of increasing the Company’s profitability and stockholder return in order to earn a major portion of their compensation package.
The Company seeks to structure a balance between achieving strong short-term annual results and ensuring the Company’s long-term success and viability. The Company wants each of its executives to balance his focus between the Company’s day-to-day operational performance and the Company’s long-term goals and strategies. To reinforce the importance of balancing these perspectives, the Company’s executives are provided both short and long-term incentives.
Base salary is designed to reward the executive for his performance of his normal, everyday job functions. The Company’s annual cash incentive (bonus) plan and long-term incentives are designed to reward the executive for executing business plans that will benefit the Company in the short and long-term. The Company believes that the mix of short and long-term incentives allows the Company to deliver results aligned with the interests of stockholders. Stock options create a focus on share price appreciation, while the annual cash incentive (bonus) emphasizes financial performance.

Given the inherent nature of this form of compensation, the Company understands that its annual cash incentives and long-term compensation will result in varying compensation for its executives each year. Because of this, the Company has tried to design its annual cash incentives and long-term compensation program in such a way to provide substantive financial benefits to its executives during times when the Company’s financial and operational performance is strong, while motivating executives to stay with the Company during times when the Company’s performance may not be as strong.
Competitive Positioning
Because of these goals and objectives for executive compensation, the Company believes each element of compensation should be properly designed, as well as competitive with the marketplace, to incentivize its executives in the manner stated above.
To this end, in 2006 the Company engaged its independent compensation consultant, Mercer Human Resource Consulting (“Mercer”), to conduct a review of senior executive compensation (excluding the chief executive officer), using the following peer group against which to compare executive pay: Baker Hughes, Inc.; BJ Services Co.; Cameron International Corporation; Halliburton Co.; Hanover Compressor Co.; Schlumberger Ltd.; Smith International, Inc.; and Weatherford International Ltd. The peer group consisted of companies in the oilfield services sector with varying ranges of market capitalization and revenues. The Company’s revenue and market capitalization prior to the time of such review were each near the median revenue and median market capitalization, respectively, for the peer group. The peer group was used to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to the Company and have businesses that compete with the Company for executive talent. Benchmarking and aligning base salaries is critical to a competitive compensation program.
Mercer analyzed and compared each position’s responsibilities and job title to develop competitive market data based on data from proxy statements as well as published salary surveys in the energy industry as well as the general industry. Mercer’s proxy analysis focused on the top five executives, excluding the chief executive officer. The executive compensation review covered the following elements of compensation: base salaries, annual bonuses, and equity compensation.
Mercer provided comprehensive data on elements of the Company’s compensation program compared to the market 25th percentile, market 50th percentile and market 75th percentile of the designated peer group. Based on the compiled data, the Compensation Committee determined that the Company’s aggregate compensation position for its executives relative to the designated peer group and survey data was significantly below the median range of the designated peer group. While at the time of the review the Company was positioned slightly below the designated peer group for revenues and at the 39th percentile for market capitalization, the Compensation Committee determined that the Company’s competitive position for compensation for its top five executives, other than the chief executive officer who was excluded from the review, was disproportionately low.
Components of Compensation
The following describes the elements of the Company’s compensation program for 2006, why they were selected, and how the amounts of each element were determined.

Base Salary
Base salaries provide executives with a set level of monthly cash income. While the Compensation Committee is aware of competitive levels, actual salary levels are based on factors including individual performance and level and scope of responsibility. The Company does not give specific weights to these factors. The Compensation Committee determines median base salary levels by a comprehensive review of information provided in proxy statements filed by oilfield service companies with varying ranges of market capitalization and revenues. Generally, each executive is reviewed by the Compensation Committee individually on an annual basis. Salary adjustments are based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and, for each executive other than the chief executive officer, the recommendations of our chief executive officer. As a result of these factors, an executive’s base salary may be above or below the targeted median at any point in time.
In 2006, the Compensation Committee noted that the top five executives of the Company, other than the chief executive officer who was excluded from the review, had a base salary that was below market median base salary for his position. The Compensation Committee also considered in its review the significant changes in scope, size and complexity of the Company due to the merger with Varco International, Inc. in March 2005 (the “Merger”), the successful integration of the two companies and the successful financial and operating performance of the Company during 2005.
Based on these factors, the Company’s named executive officers, other than its chief executive officer, received the following salary increases in 2006: Mr. Williams – from $318,000 to $500,000; Mr. Neveu – from $300,000 to $385,000; Mr. Reese – from $300,000 to $385,000; and Mr. Rettig – from $250,000 to $350,000. The Compensation Committee noted that those base salary adjustments would put the listed executives’ base salary pay above the median base salary range near the market 65th percentile. The Compensation Committee agreed that in making such base salary adjustments, it was not deviating from the Company’s stated philosophy of maintaining total executive compensation packages in the median range of other similarly situated oilfield service companies, specifically noting that the total compensation packages including the base salary adjustments for each of such executives were in line with such median ranges.
Annual Incentive Award
The objectives of the Company’s annual cash incentive bonus plan are to incent exceptional performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent employment of capital, and provide competitive compensation packages to attract and retain management talent.
Substantially all exempt employees, including executive officers, participated in the Company incentive plan in 2006, aligning a portion of each employee’s cash compensation with Company performance against a predetermined operating profit target. As in prior years, the incentive plan provided for cash awards if objectives related to the Company’s achievement of certain specified operating profit targets based on the Company’s financial plan were met.
There are three levels of performance objectives under the incentive plan – minimum, target and maximum. These three objectives were determined based on the Company’s annual financial plan set at the beginning of the year. Based on the Company’s annual financial plan, each level is assigned a specified operating profit net of the bonus expense. Entry level is the “minimum” level of operating profit for which the Company provides an annual incentive payout. If the Company’s operating profit is less than the entry level threshold, then there is no payout in that fiscal year. If the Company achieves the entry level threshold, the “minimum” level payout of 10% of the target incentive amount is earned, which is a percentage of base salary. The “target” objective is set at a level that the Company believes is challenging to meet but achievable if the Company properly executes its operational plan and market conditions are favorable. The target incentive amount (100%) is earned when the target operating profit is reached by the Company. For the “maximum” level payout of 200% of the target incentive amount to occur, the Company’s operating profit must equal or exceed the maximum operating profit goal that was set for the incentive plan. The “maximum” objective is set at a level that would be very challenging for the Company to achieve. Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.
All participants in the incentive plan have a minimum of 25% of their bonus awards tied to the Company’s consolidated corporate operating profit, while senior executives, including business unit heads, have a minimum of 50% of their bonus awards tied to the Company’s consolidated corporate operating profit, with the remainder of their bonus awards, if applicable, tied to their business unit performance. Participant award opportunities will vary depending upon individual levels of participation in the incentive plan (participation level). The Company designed the incentive plan with the idea that a portion of each executive’s cash compensation should be tied to the financial and operating performance of the Company.
Payouts are calculated by multiplying (A) the incremental increase in operating profit over a specified target (amount can be anywhere from 10% (minimum) to 100% (target) to 200% (maximum)) by (B) the participant’s base salary by (C) the participant’s designated target percentage of base salary (participation level). For 2006, the chief executive officer’s participation level was 100%, the chief financial officer’s participation level was 80%, and the other executive officers’ participation level was 75%.
Additionally, certain key executives including all executive officers were subject to a 25% maximum adjustment to their bonus payouts. If a predetermined capital employed target was exceeded, the bonus payout would be reduced by up to 25%. If a predetermined capital employed target was not exceeded, the bonus payout would be increased by up to 25%; provided that in no event may the 200% maximum target incentive amount be exceeded. The Compensation Committee does not have the discretion to increase or decrease payouts under the Company’s annual cash incentive bonus plan.
Based on the Company’s strong financial results (exceeding the maximum operating profit goal that was set for the incentive plan) and the structure and performance measures for the 2006 incentive plan described above, bonus payments were made to the Company’s named executive officers, other than its chief executive officer, at the “maximum” level payout of 200% of the target incentive, as follows: Mr. Williams — $800,000; Mr. Neveu — $577,500; Mr. Reese — $577,500; and Mr. Rettig - $525,000. These bonus payouts reflected the strong financial performance the Company achieved in 2006.
The Company’s incentive plan is designed to reward its executives in line with the financial performance of the Company on an annual basis. When the Company is achieving strong financial results, its executives will be rewarded well through its incentive plan. The Company believes this structure helps keep the executives properly motivated to continue helping the Company achieve these strong results. While the executives’ financial benefit is reduced during times when the Company’s performance is not as strong, other forms of the Company’s compensation program, namely its long-term incentive compensation as well as base salary, help motivate its executives to remain with the Company to help it achieve strong financial and operational results, thereby benefiting the executive, the Company and its stockholders.
Long-Term Incentive Compensation
The primary purpose of the Company’s long-term incentive compensation is to focus its executive officers on a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly links the officers’ interests with those of the Company’s other stockholders. In addition, long-term incentives encourage management to focus on the Company’s long-term development and prosperity in addition to annual operating profits. This program helps balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other. The Company’s Corporate Governance Guidelines encourage its directors and executive officers to own shares of the Company’s stock and increase their ownership of those shares over time. However, the Company does not have any specific security ownership requirements or guidelines for its executives or directors.
The Company’s long-term incentive compensation granted in 2006 was stock option grants. The goal of the stock option program is to provide a compensation program that is competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares of the Company’s common stock over the grant price. Accordingly, stock options have value only if the Company’s stock price appreciates from the date of grant. Additionally, the option holder must remain employed during the period required for the option to “vest”, thus providing an incentive for an option holder to remain employed by the Company. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term.
The Company grants stock options to the Company’s key executives based on competitive grants within the industry and based on the level of long-term incentives appropriate for the competitive long-term compensation component of total compensation. Such executives are eligible to receive stock options annually with other key managers being eligible on a discretionary basis. Eligibility for an award does not ensure receipt of a stock option award. Options are granted with an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant and generally vest in equal annual installments over a three-year period, and have a ten-year term subject to earlier termination. Option grants must be reviewed and approved by the Compensation Committee.
In February 2006, the Compensation Committee reviewed stock option grants proposed by Company management to certain key employees of the Company, including executive officers. The stock option program is focused on employees who will have a greater impact on the direction and long-term results of the Company by virtue of their senior roles and responsibilities. In 2006, stock option grants were made to a total of 638 individuals. The Company presented data, based on information available in public filings, to the Compensation Committee showing that its option programs on a pro forma basis have historically been in-line with its oilfield service peers. The Company noted that the 2006 stock option grant would be consistent with the total amount of options granted by National Oilwell and Varco International on a combined basis in 2005, as well as with the timing of past stock option grants. The Company also noted the impact of FAS123R option expensing that went into effect at the beginning of 2006.

Based on the foregoing, options were granted to the Company’s named executive officers, other than its chief executive officer, as follows: Mr. Williams – 50,000; Mr. Neveu – 30,000; Mr. Reese – 30,000; and Mr. Rettig – 30,000. The options were granted at a price equal to the closing trading price of the Company’s common stock on the New York Stock Exchange on the date of approval of the grants by the Compensation Committee. Each of such options has a term of ten years and vests in three equal annual installments commencing on the first anniversary of the grant. The amount of such stock option grants to the above named executive officers is consistent with the level of past stock option grants by the Company.
The Company recognizes that its stock price fluctuates over time, and in certain cases quite significantly. As stock option grants have historically been granted on an annual basis during the first quarter of the calendar year, executives who have been employed with the Company for some time have received grants with varying exercise prices. This option grant process has helped incentivize its executives to continue employment with the Company during times when the Company’s stock performance is not as positive, allowing its executives to receive option grants with lower exercise prices during those times. Additionally, the ten year term of the options also helps reward its executives who remain with the Company, as it provides the executives time, so long as they continue employment with the Company, to realize financial benefits from their option grants after vesting.
The Company believes that stock option grants must be sufficient in size and duration to provide a long-term performance and retention incentive for executives and to increase their interest in the appreciation of the Company’s stock. The number of options granted to executives is based on Company performance and individual performance assessments. The Company believes that stock option grants at a competitive level, with certain vesting requirements, are an effective way of promoting the long-term nature of its business.
Retirement, Health and Welfare Benefits
The Company offers retirement, health and welfare programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, life, accidental death and dismemberment and disability insurance.
The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan (“401k Plan”) and National Oilwell Varco, Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company whose base salary meets or exceeds a certain dollar threshold established by the Company’s benefits plan administrative committee are eligible to participate in the Supplemental Plan (“Supplemental Employees”). Participation in the 401k Plan and Supplemental Plan are voluntary.
The Company established the 401k Plan to allow employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401k Plan allows eligible employees to elect to contribute a portion of their eligible compensation into the 401k Plan. Wages and salaries from the Company are generally considered eligible compensation. Employee contributions are matched in cash by the Company at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary. In addition, the Company makes cash contributions for all eligible employees between 2.5% and 5.5% of their salary depending on the employee’s full years of service with the Company. Such contributions vest immediately. The 401k Plan offers 11 different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401k Plan does provide the Company’s employees the option to invest directly in the Company’s stock. The 401k Plan offers in-service withdrawals in the form of loans and hardship distributions.
The Company established the Supplemental Plan, a non-qualified plan, to
     • allow Supplemental Employees to continue saving towards retirement when, due to compensation and contribution ceilings established under the Code, they can no longer contribute to the 401k Plan; and
     • provide Company base and matching contributions that cannot be contributed to the 401k Plan due to compensation and contribution ceilings established under the Code.
Compensation which may be deferred into the Supplemental Plan includes wages and salaries from the Company and bonus payments made under the Company’s incentive plan. Supplemental Employees may elect to defer a percentage of their base pay and bonus payments received under the Company’s incentive plan into the Supplemental Plan. Contributions in the Supplemental Plan vest immediately. The investment options offered in the Supplemental Plan are similar to the investment options offered in the 401k Plan.
Compensation of the Chief Executive Officer
The Compensation Committee determines the compensation of the chief executive officer based on leadership, meeting operational goals, executing the Company’s business plan, and achieving certain financial results. Components of Mr. Miller’s compensation for 2006 were consistent with those for executive officers as described above and included base salary, participation in the annual incentive plan and the grant of stock options.
In considering Mr. Miller’s salary level, the Compensation Committee, generally on an annual basis, reviews the compensation level of chief executive officers of oilfield service companies with varying ranges of market capitalization and revenues and considers Mr. Miller’s individual performance and success in achieving the Company’s strategic objectives. In 2006, based on this review, Mr. Miller received an option to purchase 100,000 shares of National Oilwell Varco common stock, with terms consistent with the options granted to the other executives described above, and he was paid a bonus at the maximum 200% level of $1,600,000 under the annual incentive plan. Mr. Miller asked that his base salary not be adjusted in 2006, as his salary had been reviewed and increased after the Varco merger in 2005, and he agreed that the Company would maintain his 2005 year end base salary of $800,000 for 2006.
U.S. Income Tax Limits on Deductibility
Section 162(m) of the Code imposes a $1 million limitation on the deductibility of certain compensation paid to our chief executive officer and the next four highest paid executives. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to our five highest paid executives that does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes. Our stock option grants are designed to be “performance based compensation.”
Option Grant Practices
Historically, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Company does not have any program, plan or practice to time its option grants to its executives in coordination with the release of material non-public information, and has not timed its release of material non-public information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public information.
The Compensation Committee has the responsibility of approving any Company stock option grants. The Compensation Committee does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives in coordination with the Compensation Committee set a time for the committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for the stock option grant is the date the committee meets and approves the grant, with the exercise price for the option grant being based on the Company’s closing stock price on the date of grant.
Recent Developments
             On March 1, 2007, the Compensation Committee approved the performance terms of the 2007 National Oilwell Varco Incentive Plan (the “2007 Incentive Plan”). Under the 2007 Incentive Plan, certain exempt employees of the Company, including its executive officers, are entitled to earn cash bonus compensation based upon the Company’s achievement of certain specified operating profit targets based on the Company’s financial plan. Each participant is assigned to one of twelve target levels based on that participant’s level of responsibility at the Company. Each target level is assigned a target percentage of base salary that will be used to determine a participant’s bonus. The amount of a participant’s bonus is calculated by multiplying (A) the incremental increase in operating profit over a specified target by (B) the participant’s base salary by (C) the participant’s designated target percentage of base salary. Assuming the Company achieves its target operating profit, participants in the first two target levels, the chief executive officer and chief financial officer, are eligible to receive a bonus payment of 100% and 80% of their base salary, respectively. Participants in the third target level, which includes certain other senior executive officers, are eligible to receive a bonus payment equal to 75% of their base salary if the Company achieves target operating profit. In addition, certain key executives are subject to a bonus increase or decrease if a specified “capital employed” target is under- or over-achieved. “Capital employed” is defined as the sum of the Company’s (a) total assets, excluding cash, minus (b) total liabilities, excluding debt.
             On March 1, 2007, the Compensation Committee also approved the grant of stock options to its named executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

Securities Underlying
Name	Options (#)
Merrill A. Miller, Jr.	50,000
Clay C. Williams	25,000
Kevin A. Neveu	15,000
Mark A. Reese	15,000
Dwight W. Rettig	15,000
     The exercise price of the stock options is $70.45 per share, which was the closing stock price of National Oilwell Varco, Inc. common stock on the date of grant. The stock options have terms of ten years from the date of grant and vest in three equal annual installments beginning on the first anniversary of the date of the grant.
     On March 26, 2007, the Compensation Committee approved the grant of performance vesting restricted stock awards to its named executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

	Shares of Restricted Stock	Shares of Restricted Stock
Name	(18 Months) (#)	(36 Months) (#)
Merrill A. Miller, Jr.	12,500	25,000
Clay C. Williams	6,250	12,500
Kevin A. Neveu	3,750	7,500
Mark A. Reese	3,750	7,500
Dwight W. Rettig	3,750	7,500
     The restricted stock awards granted by the Company to its executive officers are as follows: (1) one set of grants vest 100% on the eighteen month anniversary of the date of grant (“18 Month Grant”), and (2) one set of grants vest 100% on the third anniversary of the date of grant (“36 Month Grant”), with the 18 Month Grant contingent on the Company’s operating income level growth, measured on a percentage basis, from January 1, 2007 to June 30, 2008 exceeding the median operating income level growth for a designated peer group over the same period, and with the 36 Month Grant contingent on the Company’s average operating income level growth, measured on a percentage basis, from January 1, 2007 to December 31, 2009 exceeding the median operating income level growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income level growth does not exceed the median operating income level growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.
Employment Contracts and Termination of Employment and Change-in-Control Arrangements
Miller, Neveu, Reese and Rettig
The Company entered into an employment agreement on January 1, 2002 with Mr. Miller. Under the employment agreement, Mr. Miller is provided a base salary, currently set at $800,000. The employment agreement also entitles him to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The agreement has a term of three years and is automatically extended on an annual basis. The agreement provides for a base salary, participation in employee incentive plans, and employee benefits as generally provided to all employees.
In addition, the agreement contains certain termination provisions. If the employment relationship is terminated by the Company for any reason other than
•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	long-term disability;
or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive three times the sum of his current base salary plus the highest annual bonus received by the employee over the preceding three-year period, three times the amount equal to the total of the employer matching contributions under the Company’s 401(k) Plan and Supplemental Plan, and three years participation in the Company’s welfare and medical benefit plans. The employee shall have the right, during the 60-day period after such termination, to elect to surrender all or part of any stock options held by the employee at the time of termination, whether or not exercisable, for a cash payment equal to the spread between the exercise price of the option and the highest reported per share sales price during the 60-day period prior to the date of termination. Any option not so surrendered will remain exercisable until the earlier of one year after the date of termination or the stated expiration date of the specific option grant.
Under the agreement, termination by the employee for “Good Reason” means
     • the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the employee’s position, authority, duties or responsibilities;
     • a failure by the Company to comply with the terms of the agreement; or
     • the requirement of the employee to relocate or to travel to a substantially greater extent than required at the date of the agreement.
In addition, compensation will be “grossed up” for any excise tax imposed under Section 4999 of the Internal Revenue Code as a result of any payment or benefit provided to Mr. Miller under the employment agreement. The agreement also contains restrictions on competitive activities and solicitation of our employees for three years following the date of termination.
We entered into employment agreements on January 1, 2002 with Messrs. Neveu, Reese and Rettig that contain certain termination provisions. Under the employment agreements, Messrs. Neveu, Reese and Rettig are provided base salary. The agreements have a one-year term and are automatically extended on an annual basis. The agreements also provide for participation in employee incentive plans, and employee benefits as generally provided to all employees. If the employment relationship is terminated by the Company for any reason other than
•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	long-term disability;

or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive the sum of his current base salary plus the highest annual bonus he would be entitled to earn under the current year incentive plan and an amount equal to the total of the employer matching contributions under the Company’s 401(k) Plan and Supplemental Plan, and one year’s participation in the Company’s welfare and medical benefit plans. The agreements also contain restrictions on competitive activities and solicitation of our employees for one year following the date of termination.
Additionally, the Company’s stock option agreements provide for full vesting of unvested outstanding options in the event of a change of control of the Company and a change in the optionee’s responsibilities following a change of control.
Williams
The Company assumed the Amended and Restated Executive Agreement entered into on December 19, 2003 by Varco with Mr. Williams. The agreement has an initial term that continues in effect through December 31, 2006 and is automatically extended for one or more additional terms of three (3) years each. The agreement contains certain termination provisions, as further described below under “Varco Change in Control Severance Plan”.
Varco Supplemental Executive Retirement Plan. Mr. Williams was a participant in the Amendment and Restatement of the Supplemental Executive Retirement Plan of Varco which was assumed by the Company as a result of the Merger (the “Amended SERP”). The Amended SERP provides for retirement, death and disability benefits, payable over ten years. The annual benefit amount is generally equal to 50% of the average of a participant’s highest five calendar years of base salary, or if greater, in the case of a change of control that occurs prior to January 1, 2006 (which occurred as a result of the Merger), 50% of the average salary in effect since January 2001. This annual benefit is subject to a service reduction in the event the participant retires or his employment is terminated prior to reaching age 65 (excluded from this reduction are terminations following a change in control).
Mr. Williams is currently fully vested in the benefits provided by the Amended SERP. Based on historical earnings and presuming normal retirement at age 65, Mr. Williams would be entitled to an annual benefit of approximately $159,000.
Amendment and Restatement of the Varco Executive Retiree Medical Plan. Mr. Williams was a participant in the Amendment and Restatement of the Varco International, Inc. Executive Retiree Medical Plan which was assumed by the Company as a result of the Merger (the “Medical Plan”). Upon and following (i) certain retirements of a participant at or after age 55, or (ii) the death or disability of a participant, or (iii) terminations of a participant prior to age 55 (but benefits are not payable until age 55), the participant, his spouse and dependent children shall be provided the medical, dental, vision and prescription drug benefits that are then provided to the Company’s executive officers. These Medical Plan benefits are, however, conditioned upon the Company’s receipt of a monthly cash contribution in an amount not greater than that paid by the executive officers for similar benefits, and, in certain circumstances, the participant having achieved 10 years of service with the Company or any of its predecessor companies prior to retirement or termination of employment.
Mr. Williams is currently fully vested in the benefits provided by the Medical Plan.

Varco Change in Control Severance Plan. Mr. Williams (for purposes of this subsection, an “executive”) was a participant in the Varco change in control severance plan, which was assumed by the Company as a result of the Merger.
The change in control severance plan provides benefits if the executive is terminated other than for cause or if the executive terminates his employment for good reason (each as defined below) within twenty four months of a qualifying change in control. Upon such qualifying termination following a change in control, the executive is entitled to severance compensation and benefits, including those set forth below:
• A lump sum payment equal to three times base salary;
• A lump sum cash payment equal to the participant’s annual bonus at the higher of Expected Value (as defined) or actual results during the year of termination, which is pro-rated to the date of termination;
• A lump sum payment equal to three times bonus at expected value;
• Full vesting of all accrued benefits under the Company’s 401(k) Plan, SERP, Supplemental Plan and Medical Plan, as applicable;
• A lump sum payment equal to three years of expected Company contributions under the Company’s 401(k) Plan and Supplemental Plan;
• Full vesting of any restricted stock awards and payment of awards earned under any intermediate or long-term bonus plan;
• An extended option exercise period; and
• The gross-up of certain payments, subject to excise taxes under the Internal Revenue Code as “parachute payments,” so that the participant receives the same amount he would have received had there been no applicable excise taxes.
Under the change in control severance plan, a participant is also entitled to receive, upon a qualifying termination, medical and dental benefits (based on the cost sharing arrangement in place on the date of termination) and automobile benefits, each throughout the three year payout period, and outplacement services valued at not more than 15% of base salary.
Under the terms of the amended and restated executive agreement, which contains the change of control severance plan, the term “cause” means:
• executive’s conviction of a felony involving moral turpitude, dishonesty or a breach of trust towards the Company;
• executives commission of any act of theft, fraud, embezzlement or misappropriation against the Company that is materially injurious to the Company regardless of whether a criminal conviction is obtained;
• executive’s willful and continued failure to devote substantially all of his business time to the Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time) which failure is not remedied within a reasonable time after a written demand by the Company specifically identifying executive’s failure is delivered by the Company;
• executive’s unauthorized disclosure of confidential information of the Company that is materially injurious to the Company; or
• executive’s knowing or willful material violation of federal or state securities laws, as determined in good faith by the Company’s board of directors.
Under the terms of the amended and restated executive agreement, which contains the change of control severance plan, the term “good reason” means:

• failure to re-elect or appoint the executive to any corporate office or directorship held at the time of the change of control or a material reduction in executive’s authority, duties or responsibilities (including status, offices, titles and reporting requirements) or if executive is assigned duties or responsibilities inconsistent in any material respect from those of executive at the time of the relevant change of control all on the basis of which executive makes a good faith determination that the terms of his employment have been detrimentally and materially affected;
• a material reduction of executive’s compensation, benefits or perquisites, including annual base salary, annual bonus, intermediate or long-term cash or equity incentive opportunities or plans from those in effect prior to the change of control;
• The Company fails to obtain a written agreement satisfactory to executive from any successor or assigns of the Company to assume and perform the amended and restated executive agreement; or
• The Company requires executive to be based at any office located more than fifty (50) miles from the Company’s current offices without executive’s consent.
Potential Payments Upon Termination or Change in Control
The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the Named Executive Officers in the event of a termination of employment or change in control of the Company. The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below.
The following table describes the potential payments upon termination or change in control of the Company for Merrill A. Miller, Jr., the Company’s Chief Executive Officer.

Executive Benefits and Payments Upon
Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (3 times base of $800,000)	$2,400,000
Highest Bonus (times 3)	$4,800,001
Continuing welfare and medical benefits	$50,000
Retirement Contribution and Matching	$110,400
Value of Unvested Stock Options	$1,223,703
Value of Unvested Restricted Stock	$2,202,480
Estimated Tax Gross Up	$3,595,167

Total:	$14,381,751

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: current base salary equal to $800,000 and 2006 bonus payment as highest bonus earned. Unvested stock options include 33,334 options from 2004 grant at $28.22/share, 42,667 options from 2005 grant at $58.25/share, and 100,000 options from 2006 grant at $66.58/share. Value of unvested stock options based on a share price of $61.18, the Company’s closing stock price on December 29, 2006.

(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2006. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.
The following table describes the potential payments upon termination or change in control of the Company for Clay C. Williams, the Company’s Chief Financial Officer.

Executive Benefits and Payments Upon
Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (3 times)	$1,500,000
Expected Value Bonus (times 3)	$569,760
Continuing welfare and medical benefits	$50,000
Retirement Contribution and Matching	$112,500
Value of Unvested Stock Options	$436,240
Car Allowance and Fuel Card	$39,198
Outplacement Services (3)	$75,000
Estimated Tax Gross Up	$927,473

Total:	$3,710,171

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: current base salary equal to $500,000 and 2006 bonus payment as highest bonus earned. Unvested stock options include 17,562 options from 2005 grant at $36.34/share, and 50,000 options from 2006 grant at $66.58/share. Value of unvested stock options based on a share price of $61.18, the Company’s closing stock price on December 29, 2006.

(2)	Assumes the employment relationship is terminated by the Company for other than cause or if the executive terminates his employment for good reason, as of December 31, 2006, as further described under the caption “Williams” on page 34.

(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.
The following table describes the potential payments upon termination or change in control of the Company for Kevin A. Neveu, the Company’s Group President – Rig Technology.

Executive Benefits and Payments Upon
Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary	$385,000
Highest Bonus	$577,500
Continuing welfare and medical benefits	$16,666
Retirement Contribution and Matching	$21,797
Value of Unvested Stock Options	$801,200

Total:	$1,802,163

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: current base salary equal to $385,000 and 2006 bonus payment as highest bonus earned. Unvested stock options include 10,000 options from 2004 grant at $28.22/share, 20,000 options from 2005 grant at $37.60/share, and 30,000 options from 2006 grant at $66.58/share. Value of unvested stock options based on a share price of $61.18, the Company’s closing stock price on December 29, 2006.

(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2006. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.
The following table describes the potential payments upon termination or change in control of the Company for Mark A. Reese, the Company’s Group President – Expendable Products.

Executive Benefits and Payments Upon
Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary	$385,000
Highest Bonus	$577,500
Continuing welfare and medical benefits	$16,666
Retirement Contribution and Matching	$29,444
Value of Unvested Stock Options	$801,200

Total:	$1,809,810

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: current base salary equal to $385,000 and 2006 bonus payment as highest bonus earned. Unvested stock options include 10,000 options from 2004 grant at $28.22/share, 20,000 options from 2005 grant at $37.60/share, and 30,000 options from 2006 grant at $66.58/share. Value of unvested stock options based on a share price of $61.18, the Company’s closing stock price on December 29, 2006.

(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2006. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.
The following table describes the potential payments upon termination or change in control of the Company for Dwight W. Rettig, the Company’s Vice President, General Counsel and Secretary.

Executive Benefits and Payments Upon
Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary	$350,000
Highest Bonus	$525,000

Executive Benefits and Payments Upon
Termination (1)	Involuntary Not for Cause Termination (2)
Continuing welfare and medical benefits	$16,666
Retirement Contribution and Matching	$22,246
Value of Unvested Stock Options	$801,200

Total:	$1,715,112

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: current base salary equal to $350,000 and 2006 bonus payment as highest bonus earned. Unvested stock options include 10,000 options from 2004 grant at $28.22/share, 20,000 options from 2005 grant at $37.60/share, and 30,000 options from 2006 grant at $66.58/share. Value of unvested stock options based on a share price of $61.18, the Company’s closing stock price on December 29, 2006.

(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2006. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

EXECUTIVE COMPENSATION
The following table sets forth for the year ended December 31, 2006 the compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2006.
Summary Compensation Table

							Change
							in
							Pension
							Value
							and
							Nonqual
							-ified
							Deferred	All
						Non-Equity	Compen	Other
Name and				Stock	Option	Incentive Plan	-sation	Compen
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation
Position	Year	($)	($)	($)	($)(1)	($)	($)	($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Merrill A. Miller, Jr. President and CEO	2006	$800,000	—	—	$2,495,264	$1,600,000	—	$36,800	$4,932,064

Clay C. Williams Sr. Vice President and CFO	2006	$474,800	—	—	$454,894	$800,000	—	$35,057	$1,764,751

Kevin A. Neveu Group President Rig Technology	2006	$373,231	—	—	$499,260	$577,500	—	$21,205	$1,471,196

Change
in
Pension
Value
and
Nonqual
-ified
							Deferred	All
						Non-Equity	Compen	Other
Name and				Stock	Option	Incentive Plan	-sation	Compen
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation
Position	Year	($)	($)	($)	($)(1)	($)	($)	($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark A. Reese Group President Expendable
Products	2006	$373,231	—	—	$499,260	$577,500	—	$27,667	$1,477,658

Dwight W. Rettig VP, General Counsel & Secretary	2006	$336,154	—	—	$499,260	$525,000	—	$22,246	$1,382,660

(1)	Assumptions made in calculating the value of option awards are further discussed in Item 15. Exhibits, Financial Statement Schedules – Notes to Consolidated Financial Statements, Note 13, of the Company’s Form 10-K for the fiscal year ended December 31, 2006.

(2)	The amounts include:

(a)	The Company’s cash contributions for 2006 under the National Oilwell Varco 401(k) and Retirement Savings Plan, a defined contribution plan, on behalf of Mr. Miller — $16,500; Mr. Williams — $14,333; Mr. Neveu — $15,802; Mr. Reese — $20,006; and Mr. Rettig — $17,600.

(b)	The Company’s cash contributions for 2006 under the National Oilwell Varco Supplemental Savings Plan, a defined contribution plan, on behalf of Mr. Miller — $20,300; Mr. Williams - $20,724; Mr. Neveu — $5,403; Mr. Reese — $7,661; and Mr. Rettig — $4,646.
Grants of Plan Based Awards
The following table provides information concerning stock options granted to Named Executive Officers during the fiscal year ended December 31, 2006. The Company has granted no stock appreciation rights.
Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise
		Under Non-Equity			Under Equity Incentive Plan			Number	Number of	or Base	Grant Date
		Incentive Plan Awards			Awards			of Shares	Securities	Price of	Fair Value of
		Thresh-		Maxi-	Thresh-			of Stock	Underlying	Option	Stock and
	Grant	old	Target	mum	old			or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	Awards (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Merrill A. Miller, Jr.	2/21/06								100,000	$66.58	$2,379,000

Clay C. Williams	2/21/06								50,000	$66.58	$1,189,500

Kevin A. Neveu	2/21/06								30,000	$66.58	$713,700

Mark A. Reese	2/21/06								30,000	$66.58	$713,700

Dwight W. Rettig	2/21/06								30,000	$66.58	$713,700

(1) Assumptions made in calculating the value of option awards are further discussed in Item 15. Exhibits, Financial Statement Schedules – Notes to Consolidated Financial Statements, Note 13, of the Company’s Form 10-K for the fiscal year ended December 31, 2006.
Exercises and Holdings of Previously-Awarded Equity Disclosure
The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2006.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
									Equity	Equity
									Incentive	Incentive
				Equity					Plan	Plan Awards:
				Incentive Plan					Awards:	Market or
	Number			Awards:				Market	Number of	Payout Value
	of	Number of		Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities		Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Merrill A. Miller, Jr.		100,000	(1)		$66.58	2/22/16	36,000	$2,202,480
	21,333	42,667	(2)		$58.25	10/13/15
		33,334	(3)		$28.22	3/12/14
Clay C. Williams		50,000	(1)		$66.58	2/22/16
	28,685				$26.17	1/28/14
	8,781	17,562	(4)		$36.34	1/26/15
Kevin A. Neveu		30,000	(1)		$66.58	2/22/16
		20,000	(5)		$37.60	2/8/15
		10,000	(3)		$28.22	3/12/14
Mark A. Reese		30,000	(1)		$66.58	2/22/16
		20,000	(5)		$37.60	2/8/15
		10,000	(3)		$28.22	3/12/14

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
			Equity					Plan	Plan Awards:
			Incentive Plan					Awards:	Market or
	Number		Awards:				Market	Number of	Payout Value
	of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dwight W. Rettig		30,000 (1)		$66.58	2/22/16
	10,000	20,000 (5)		$37.60	2/8/15
	10,000	10,000 (3)		$28.22	3/12/14
	10,000			$20.14	2/15/13

(1)	Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/21/07, 2/21/08 and 2/21/09.

(2)	Stock options vest at the rate of 33 1/3%/year, with vesting dates of 10/12/06, 10/12/07 and 10/12/08.

(3)	Stock options vest at the rate of 33 1/3%/year, with vesting dates of 3/11/05, 3/11/06 and 3/11/07.

(4)	Stock options vest at the rate of 33 1/3%/year, with vesting dates of 1/26/06, 1/26/07 and 1/26/08.

(5)	Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/7/06, 2/7/07 and 2/7/08.
        The following table provides information on the amounts received by the Named Executive Officers during 2006 upon exercise of stock options.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Merrill A. Miller, Jr.	83,333	$3,633,052
Clay C. Williams	59,041	$3,025,729
Kevin A. Neveu	30,000	$1,223,472
Mark A. Reese	30,000	$1,210,700
Dwight W. Rettig	0	$0
Post-Employment Compensation
     The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2006. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits”.

Nonqualifed Deferred Compensation

						Aggregate
	Executive	Registrant	Aggregate		Aggregate	Balance
	Contributions in	Contributions in	Earnings in Last		Withdrawals/	at Last
	Last FY	Last FY	FY		Distributions	FYE
Name	($)	($)	($)		($)	($)
(a)	(b)	(c)	(d)		(e)	(f)
Merrill A. Miller, Jr.	$0	$20,230		$2,568	—	$75,975
Clay C. Williams	$85,177	$20,724		$38,826	—	$427,325
Kevin A. Neveu	$0	$5,403		$2,130	—	$10,586
Mark A. Reese	$0	$7,661		$4,144	—	$15,096
Dwight W. Rettig	$0	$4,646	-$	514	—	$4,132
Certain Relationships and Related Transactions
We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third party vendors, and none of these is material either to us or any of these companies.
A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for his review and approval or ratification. This code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.
Compensation Committee Report
The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

We have reviewed and discussed with senior management the Compensation Discussion & Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2007 proxy statement.
Members of the Compensation Committee
Jeffery A. Smisek, Committee Chairman
Robert E. Beauchamp
Ben A. Guill

DIRECTOR COMPENSATION
Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2006. For a more detailed discussion, see the section titled “Committees and Meetings of the Board – Board Compensation”.
Director Compensation

					Change in
					Pension
					Value and
	Fees Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)(2)	(e)	(f)	(g)	(h)
Greg L. Armstrong	$69,000	—	$104,156	—	—	—	$173,156
Robert E. Beauchamp	$73,500	—	$128,138	—	—	—	$201,638
Ben A. Guill	$75,500	—	$128,138	—	—	—	$203,638
David D. Harrison	$76,500	—	$128,138	—	—	—	$204,638
Roger L. Jarvis	$59,000	—	$128,138	—	—	—	$187,138
Eric L. Mattson	$69,000	—	$115,027	—	—	—	$184,027
Jeffery A. Smisek	$68,500	—	$109,239	—	—	—	$177,739
James D. Woods (1)	$73,500	—	$321,619	—	—	—	$395,119

(1)	Mr. Woods retired as a Member of the Board of Directors on December 31, 2006.

(2)	The grant date fair value of the option awards granted to the directors in 2006 are as follows: Mr. Armstrong — $190,320; Mr. Beauchamp — $190,320; Mr. Guill — $190,320; Mr. Harrison - $190,320; Mr. Jarvis — $190,320; Mr. Mattson — $190,320; Mr. Smisek — $190,320; and Mr. Woods - $190,320.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Exchange Act on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2006, except that Mr. Roger L. Jarvis, a Director of the Company, had one late Form 4 to report an acquisition of shares of the Company.
STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
If you wish to submit proposals to be included in our 2008 proxy statement, we must receive them on or before December 28, 2007. Please address your proposals to: Dwight W. Rettig, Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 10000 Richmond Avenue—6th Floor, Houston, Texas 77042.
If you wish to submit proposals at the meeting that are not eligible for inclusion in the proxy statement, you must give written notice no later than March 12, 2008 to: Dwight W. Rettig, Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 10000 Richmond Avenue—6th Floor, Houston, Texas 77042. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with National Oilwell Varco’s by-laws and the rules and regulations of the SEC.
ANNUAL REPORT AND OTHER MATTERS
At the date this proxy statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors and ratification of the appointment of independent auditors as discussed in this proxy statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.
National Oilwell Varco’s 2006 Annual Report on Form 10-K filed on February 27, 2007 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Dwight W. Rettig

Dwight W. Rettig
Vice President, General Counsel and Secretary
Houston, Texas
April 25, 2007

NATIONAL OILWELL VARCO, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
ON JUNE 5, 2007
The undersigned hereby appoints Clay C. Williams and Dwight W. Rettig or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of National Oilwell Varco, Inc. to be held on Tuesday, June 5, 2007, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 25, 2007 proxy statement.
This proxy is solicited on behalf of the board of directors of National Oilwell Varco, Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors for all nominees and for the ratification of the independent auditors.
The undersigned acknowledges receipt of the April 25, 2007 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.
(Continued and to be signed on the reverse side)

Please date, sign and mail your proxy card back as soon as possible!

☒	Please mark your vote as in this example.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.
1.	The election of directors:

☐	FOR all nominees listed at right.	☐	WITHHOLD AUTHORITY for all nominees listed at right	Nominees:	Ben A. Guill Roger L. Jarvis Eric L. Mattson
INSTRUCTION: to withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below:

2.	Ratification of Independent Auditors:

☐	FOR	☐	AGAINST	☐	ABSTAIN

Signature	Signature if held jointly

Date	Date

(Signature(s) should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)